Question

Can you share with me your market share currently and how it has changed over the last 10 years?  Who are your biggest competitors in the various categories in which you compete? How has their market share morphed over the past decade?

Answer

Whether you define market share in terms of the number of used vehicles sold, the number of sub-prime consumers or the number of dealerships, we have a very small share of the market. There are approximately 40 million used cars sold annually, 60 million adults with sub-prime credit scores and 60,000 dealerships. In 2009, 3,168 dealerships originated 111,029 loans with us.

Ten years ago, we originated less than 50,000 loans. Despite the fact that the size of our business has increased significantly, we believe that we have an opportunity to continue to profitably grow our business for many years.

Our marketplace is very fragmented, with hundreds of companies providing auto loans to sub-prime consumers with no single company having a sizeable market share. When economic and capital market conditions are good, more companies will serve the market and do so on a more aggressive basis. Conversely, when economic and capital market conditions are challenging, many companies exit the market or curtail their lending activities substantially.

Question

What are the barriers to entry? What makes it difficult to compete against you?

Answer

While there are few barriers to entry in our industry, we believe that there are many factors that are required to be successful over time. These include a management team that has the ability to navigate through a variety of economic and competitive conditions, the ability to accurately forecast loan performance, the ability to price loans to make acceptable returns and the development of robust origination and servicing systems and processes. We believe that these, as well as other factors such as our high-quality field sales force and the fact that we offer a comprehensive approach that makes it easier for dealers to serve this market segment are competitive advantages for us. A complete discussion of key success factors is included in our 2009 CEO Letter which is posted on our website.

Question

What do you see as the growth drivers in the next few years?

Answer

Historically, we have been successful at growing our business. The only exceptions to this occurred in 2002 and 2009, when capital constraints caused us to reduce unit volumes. We are fortunate to operate in a large market, and have a very small share of this market. We have historically grown our business by adding new dealers and expect this to continue. In addition, we are in the process of expanding our field sales force, which we also view as a driver of future growth.

Our success in growing our business will be impacted to a large degree by both the competitive environment and our ability to access the capital we need to fund our growth. The competitive environment in our industry has historically been very cyclical. As noted above, the degree of competition in the marketplace tends to be driven by economic and credit market conditions. The market was very competitive in the 2003-2007 period while the market has been much less competitive since early 2008. We expect that the competitive environment will continue to be cyclical in the future and that competition will increase over the course of the next few years. When the market is competitive, it is more challenging to grow our business. When the marketplace is less competitive, it is easier to grow our business, provided that we have the capital to do so.